NEWS RELEASE

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FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES THE TERMINATION OF ITS CANADIAN CROSS-CURRENCY SWAP AGREEMENTS USED
TO HEDGE THE NOTIONAL VALUE OF ITS $600 MILLION 10.375% SENIOR NOTES

Berwyn, Pennsylvania – December 23, 2013 – DFC Global Corp. (NASDAQ: DLLR), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced the termination of the cross-currency swaps which its Canadian subsidiary, National Money Mart Company (“NMM”) had entered into in order to hedge the U.S. Dollar exposure associated with the $600.0 million senior unsecured notes (“Notes”) issued by NMM. The termination of the swaps was effected pursuant to negotiated transactions with the respective counter-parties to the swaps. Based on the value of the Canadian dollar in relation to the U.S. dollar at the time of the termination, the Company will receive net proceeds from the transaction of approximately $38.8 million. The Company intends to use the proceeds to pay down outstanding balances under its global revolving credit facility.

Following this transaction, the Company will be required to mark-to-market the notional value of the Notes until it refinances the Notes. The Company had historically made similar mark-to-market translational adjustments on its financial statements for non-hedged portions of its long-term debt instruments. The termination of the swap agreements will also reduce the Company’s cash interest expense in future periods that was associated with payments pertaining to the now unwound swap agreements.

About DFC Global Corp.
DFC Global Corp. is a leading international non-bank provider of alternative financial services, principally unsecured short term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland.  The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries.  For more information, please visit the Company’s website at www.dfcglobalcorp.com.

The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, choose to conduct their personal financial business with the Company rather than with banks or other financial institutions due to the range and convenience of services that it offers, the multiple ways in which they may conduct business with the Company and its high-quality customer service.  The Company’s products and services, principally its unsecured short-term consumer loans, secured pawn loans and check cashing and gold buying services, provide customers with convenient access to cash for living expenses and other needs.  In addition to these core offerings, the Company strives to offer its customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® and MasterCard® prepaid debit cards and foreign currency exchange.

Forward-Looking Statements
This news release contains forward-looking statements, including, among other things, statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates and fluctuations in the price of gold on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; recent acquisitions and their expected benefits; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the regulatory environments of the jurisdictions in which we do business, including reviews of our operations principally by the CFPB in the United States and the Office of Fair Trading and Financial Conduct Authority in the United Kingdom, the effect of legislation in Finland that will restrict our business in that country, and other changes in laws affecting how we do business and the regulatory bodies which govern us; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores and internet businesses; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services, or changes to our existing products and services, on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various U.S. Federal or state, U.K., or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2013. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.